UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2009
Grand Canyon Education, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road Phoenix, Arizona	85017

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (602) 639-7500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 19, 2009, the compensation committee of the board of directors of Grand Canyon Education, Inc. (the “Company”) adopted a performance-based cash bonus plan (the “Bonus Plan”) for the Company’s named executive officers and other eligible senior management team members for the 2009 fiscal year. Under the Bonus Plan, a participant’s bonus will be based on the Company’s achievement of revenue and Adjusted EBITDA (as defined below) targets, as well as the participant’s achievement of individual performance goals. Depending on a participant’s level, the financial metrics will account for between 60% and 80% of the target bonus and the specific individual performance goals will account for between 20% to 40% of the target bonus. For purposes of the Bonus Plan, Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) royalty payments incurred pursuant to an agreement with our former owner that has been terminated as of April 15, 2008; (ii) share-based compensation accrued pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004) “Share Based Payment,” and any other GAAP expense related to equity compensation awards for the 2009 fiscal year; (iii) any extraordinary, nonrecurring items, as determined in accordance with APB Opinion No. 30; and (iv) all amounts (including settlement payments, legal fees, costs and other litigation and/or settlement expenses) expensed during the 2009 fiscal year in connection with the settlement of litigation matters.
Under the Bonus Plan, the compensation committee has established a target bonus for each of the named executive officers and eligible senior management. The target bonus has been set at 100% of base salary for Brian E. Mueller, our Chief Executive Officer, and 50% of base salary for each of Daniel E. Bachus, our Chief Financial Officer, Dr. W. Stan Meyer, our Executive Vice President, and Dr. Kathy Player, President of Grand Canyon University. For each of these named executive officers, the financial metrics will account for 80% of the target bonus, with the revenue target and the Adjusted EBITDA target accounting for 37.5% and 62.5% of such 80%, respectively, and the specific individual performance goals will account for 20% of the target bonus. The actual percentage is determined on the basis of the Company’s achievement of the revenue and Adjusted EBITDA targets that the compensation committee established for the 2009 fiscal year. With respect to these targets, the threshold goal was set using the Company’s budget for the 2009 fiscal year. For participants to earn any payout under the Bonus Plan, the Company must achieve a threshold of 95% of budgeted revenue and Adjusted EBITDA. Assuming these thresholds are achieved, payouts will be made based on a minimum of 95% of budgeted revenue and Adjusted EBITDA and a maximum of 105% of budgeted revenue and 107% of Adjusted EBITDA. Performance between minimum and maximum levels result in prorated payments to plan participants using straight-line interpolation.
Shown below is a summary of the matrix:

Goal	Threshold	Target	Maximum
Revenue Goal	95% of budget	100% of budget	105% of budget
Adjusted EBITDA	95% of budget	100% of budget	107% of budget
Pay-Out as % of Target Bonus	50%	100%	150%
Under the Bonus Plan, the actual bonus that each of these named executive officers could earn for the 2009 fiscal year ranges from 0% to a maximum of 140% of his or her annual target bonus (with such maximum achieved by obtaining the maximum payout for achieving the financial metrics (80% * 150%) and achieving the individual goals (an additional 20%). To illustrate how the 2009 fiscal year Bonus Plan functions, assume that a named executive officer’s base salary for 2009 is $300,000 and that the target bonus is 50% of base salary. Of this target bonus of $150,000, $45,000 (or 37.5% of the 80% subject to achievement of the financial metrics) would be based upon the Company’s achievement of the revenue target, $75,000 (or 62.5% of the 80% subject to the achievement of the financial metrics) would be based on the Company’s achievement of the Adjusted EBITDA target, and $30,000 (20%) would be based on the participant’s achievement of his or her individual performance goals. If the revenue target is achieved at the threshold level (so only 50% of the revenue component is payable at that level), the Adjusted EBITDA target is achieved at the maximum level (so that 150% of the Adjusted EBITDA component is payable at that level), and the specific individual performance goals are met, the participant would be entitled to a potential bonus of $165,000 (calculated as $22,500 plus $112,500 plus $30,000).
The Bonus Plan for eligible senior management other than the named executive officers is similar to the above, except that, for participant’s below the named executive officer level, the bonus will be calculated based on two six-month cycles, such that the determination of the bonus payable for the first half of fiscal 2009 will be determined on the basis of the achievement of the revenue, Adjusted EBITDA and individual performance targets established for each period.

Effective September 1, 2008, the Company appointed Dr. Kathy Player as President of Grand Canyon University. In preparation for the filing of the Company’s proxy statement relating to its 2009 annual meeting of stockholders, the Company determined that Dr. Player will be a named executive officer, as that phrase is defined by the Securities and Exchange Commission, in 2009. A copy of the employment agreement that we entered into with Dr. Player is attached hereto as Exhibit 10.1 and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.

10.1	Employment Agreement between Grand Canyon Education, Inc. and Dr. Kathy Player, dated September 1, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.
Date: March 25, 2009	By:	/s/ Daniel E. Bachus
Daniel E. Bachus
Chief Financial Officer (Principal Financial and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit
No.	Description

10.1	Employment Agreement between Grand Canyon Education, Inc. and Dr. Kathy Player, dated September 1, 2008

5